UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549



                                                     FORM 8-K



                                                  CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                 Date of Report (date of earliest event reported): April 3, 2002



                                       PATH 1 NETWORK TECHNOLOGIES INC.
                          (Exact name of registrant as specified in its charter)



     Delaware                    000-30928              13-3989885
(State of Incorporation) (Commission File Number)   (I.R.S. Identification No.)

                 3636 Nobel Drive, Suite 400, San Diego, California 92122
                          (Address of principal executive offices)



         Registrant's telephone number, including area code: (858) 450-4220








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Item 2.  Acquisition or Disposal of Assets

     On April 3, 2002 we sold the assets of Sistolic, our Romanian-based silicon systems/ASIC design business unit, to Metar ADC SRL, a company owned by Michael Florea. Metar ADC SRL also assumed certain liabilities related to Sistolic's business. We had acquired the assets of the business from Metar in October 2000 and named the business Sistolic. Florea became an officer of the Path 1 Network Technologies at that time. The transaction, completed on April 3, 2002, did not involve a cash payment to us, but did include the cancellation of the remaining note due Metar in the amount of US$850,000, the removal of a potential obligation of US$4 million stipulated in Florea's original employment agreement with us, the separation of all Sistolic employees and the near-term termination of 300,000 Path 1 stock options held by Florea and the 27 other Sistolic employees.
     We will retain a royalty-free, non-exclusive perpetual license, for internal use, to all intellectual property that was acquired by or developed at Sistolic through April 3, 2002. The license also enables us to resell or sublicense such intellectual property to the extent incorporated in other Path 1 products. The purpose of the disposition was to reduce our operating expenses. Sistolic employees, based in Bucharest, Romania, had represented over one-half of our total employee headcount.

We expect to report in the first quarter of 2002 a US$5,000 loss on the disposition.

Item 7.  Financial Statements; Pro Forma Financial Information and Exhibits

     (b) Pro Forma Financial Information. The pro forma financial information indicated by Article 11 of Regulation S-X is attached hereto as
           Exhibit 99.

     (c)   Exhibits.

     2.1 Separation and Sale Agreement among us, Metar ADC SRL, and Michael Florea, dated as of April 1, 2002 but executed and delivered April 3, 2002.

     99.  Pro forma financial information.









                                   SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


PATH 1 NETWORK TECHNOLOGIES INC.




By: /s/ Frederick A. Cary
-------------------------
Frederick A. Cary
President and Chief Executive Officer

Date: 4/18/02
     ---------






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                                  Exhibit Index



 Exhibit           Description


(c)               Exhibits.

2.1 Separation and Sale Agreement among us, Metar ADC SRL, and Michael Florea, dated as of April 1, 2002 but executed and delivered April 3, 2002.


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